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                                                                    Exhibit 10.2


                           REVOLVING CREDIT AGREEMENT


                  THIS AGREEMENT is made to be effective as of June 22, 1998, by and among M/I FINANCIAL CORP., an Ohio corporation ("Financial"), M/I SCHOTTENSTEIN HOMES, INC., an Ohio corporation ("M/I Homes") (Financial and M/I Homes are sometimes hereinafter referred to collectively as the "Borrowers"), and BANK ONE, NA, a national banking association (the "Bank"). The Borrowers and the Bank, in consideration of the covenants and agreements contained herein, intending to be legally bound, hereby recite and agree as follows:

                                    RECITALS

                  A. M/I Homes, the Bank, The Huntington National Bank, The First National Bank of Chicago, National City Bank, BankBoston, N.A., The Fifth Third Bank of Columbus, SunTrust Bank, Central Florida, N.A. and the Bank as agent for the foregoing banks are parties to a certain Third Restated Revolving Credit Loan, Swingline Loan and Standby Letter of Credit Agreement effective as of May 27, 1998 (together with any amendments and restatements thereto, the "M/I Homes Loan Agreement").

                  B. M/I Homes owns 100% of the issued and outstanding common stock of Financial.

                  C. The Borrowers and the Bank are parties to a Revolving Credit Agreement effective as of July 18, 1997 in the principal amount of $30,000,000.00 (the "1997 Credit Agreement"), which matures on June 25, 1998.

                  D. The Borrowers and the Bank want to enter into a new credit facility in the principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), which will pay off and replace the 1997 Credit Agreement on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in the Agreement, the following terms have the following meanings:


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                  "Agreement" shall mean this Agreement, as the same may be
amended, supplemented or otherwise modified from time to time.

                  "Borrowing Date" shall mean any Business Day specified pursuant to subsection 2.3 hereof as a date on which the Borrowers request the Bank to make a disbursement pursuant to the Loans hereunder.

                  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Columbus, Ohio are authorized or required by law to close, except that when used in connection with Eurodollar Rate Loans, "Business Day" shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and Columbus, Ohio.

                  "Cash Equivalents" shall mean (a) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and bankers acceptances each issued by the Bank and each with maturities of 180 days or less from the date of acquisition, and (c) commercial paper of a domestic issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. with a maturity of not more than 180 days.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

                  "Commitment" shall mean the Bank's agreement to make the Loans to the Borrowers pursuant to subsection 2.1 hereof in the amount referred to therein, which amount shall not exceed at any time the lesser of (a) $30,000,000.00, or (b) 95% of the aggregate face amount of all Eligible Mortgage Loans in existence at such time.

                  "Commitment Period" shall mean the period from and including the date hereof through and including June 20, 2001, or such earlier date as the Commitment shall terminate as provided herein, subject to any extension of the Commitment Period pursuant to subsection 2.7 of this Agreement.

                  "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with Financial within the meaning of Section 414(b) or (c) of the Code.

                  "Contingent Obligation" shall mean as to any Person, any reimbursement obligations of such Person in respect of drafts



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that may be drawn under letters of credit, any reimbursement obligation of such
Person in respect of surety bonds (including reimbursement obligations in respect of construction bonds), and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (i) indorsements of instruments for deposit or collection in the ordinary course of business, (ii) Financial's guaranty of the obligations of M/I Homes with respect to the M/I Homes Loan Agreement, and (iii) Mortgage Loan Repurchase Obligations.

                  "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Default" shall mean any of the events specified in Section 7 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "EBIT" shall mean for any rolling 12 month period with respect to Financial, the net income (or deficit) after all charges and reserves (excluding, however, extraordinary items of gain or loss), but before deduction of (a) interest expense deducted in computation of net income, and (b) income taxes, all as determined in accordance with GAAP.

                  "Eligible Mortgage Loan" shall mean at any date an original (not a rewritten or renewed) loan evidenced by a note and secured by a first mortgage on residential real property which (a) Financial has made to enable a natural person or persons either (i) to purchase a home from M/I Homes or another Person that is substantially completed or (ii) to re-finance an existing mortgage loan (provided that the total amount of such re-financing mortgage loans made by Financial shall not exceed the limit set



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forth in subsection 6.5 hereof), (b) is not more than 60 days old, as determined by the date of the note which evidences such loan, and (c) is subject, or Financial reasonably believes is subject, to a Purchase Commitment; provided, however, that the amount of Eligible Mortgage Loans consisting of loans made by Financial for the purchase of homes from any Person other than M/I Homes shall not, in the aggregate at any one time outstanding, exceed the amount of $5,000,000.00.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements" shall mean, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate" shall mean with respect to each day during each Interest Period, the rate per annum equal to the rate at which the Bank is offered Dollar deposits, for a one month period, at or about 10:00 A.M., Columbus, Ohio time, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Rate Loans are then being conducted.

                  "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Eurodollar Rate Loans" shall mean Loans the rate of interest applicable to which is the Eurodollar Rate.

                  "Event of Default" shall mean any of the events specified in
Section 7 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Fannie Mae" shall mean the Federal National Mortgage Association, or any successor thereto.



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                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in subsection 3.1 hereof affects the calculation of any financial covenant contained herein, the Borrowers and the Bank hereby agree to amend the Agreement to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Indebtedness" shall mean, as to any Person at a particular time, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including without limitation any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person) other than current (due and payable within 12 months or less), unsecured obligations for operating expense items incurred in the ordinary course of business, (b) any other indebtedness evidenced by promissory notes or other debt instruments, (c) obligations under material leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases, (d) indebtedness arising under acceptance facilities, (e) indebtedness arising under unpaid reimbursement obligations in respect of all drafts actually drawn under letters of credit issued for the account of such Person,(f) indebtedness arising under unpaid reimbursement obligations in respect of all payments actually made under surety bonds (including payments actually made under construction bonds) and (g) the incurrence of withdrawal liability under Title IV of ERISA by such Person or a Commonly Controlled Entity to a Multiemployer Plan.

                  "Interest Expense" shall mean for any rolling 12 month period, with respect to Financial, the total amount of all charges for the use of funds, whether captioned interest or otherwise, in



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a statement of income or operations of Financial for such rolling 12 month period prepared in accordance with GAAP.

                  "Interest Period" shall mean with respect to any Eurodollar Rate Loan, the period commencing on the Borrowing Date, the conversion date or the continuation date with respect to such Eurodollar Rate Loan and ending no less than five nor more than twenty days thereafter, as selected by the Borrowers.

                  "Liabilities" shall mean at any date the total of all amounts which would be properly classified as liabilities in a balance sheet of Financial at such date prepared in accordance with GAAP, consistently applied, including without limitation deferred income taxes, deferred compensation of any type and capital lease obligations, if any.

                  "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). A restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by either of the Borrowers and which does not secure an obligation to pay money is not a Lien.

                  "Loans" shall mean the revolving credit loans made pursuant to subsection 2.1 hereof.

                  "Mortgage Loan Repurchase Obligations" shall mean those obligations (as more particularly described in this definition) of Financial under a Purchase Commitment to repurchase (a) Eligible Mortgage Loans, (b) first mortgage loans that are not Eligible Mortgage Loans solely because either (i) the mortgagor did not purchase from M/I Homes the home subject to such mortgage loan, or (ii) such mortgage loan is more than 60 days old, as determined by the date of the note which evidences such loan, at the time of the purchase of the mortgage loan by a secondary market lender pursuant to a Purchase Commitment,
(c) those second mortgage loans permitted by clause (ii) of subsection 6.5 hereof, and (d) those first mortgage refinancing loans permitted by clause (iii) of subsection 6.5 hereof; provided, the obligations to repurchase the mortgage loans described in clauses (a) through (d) of this definition shall exist only if (A) such mortgage loans do not meet for any reason the investor guidelines regarding loan origination, loan processing or loan closing and regarding underwriting



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criteria for such Purchase Commitment, or defects are noted in origination, processing or closing of Mortgage Loans by investor, (B) Financial or its employees engage in any fraudulent conduct or misrepresentation, (C) the mortgagor fails to make timely payment of any of the first, second, third or fourth installments due under such mortgage loan, and such delinquency remains uncured for a period of more than 30 days or results in a foreclosure action,
(D) the mortgagor fails to make timely payment of two or more monthly installments within six months from the date such mortgage loan is purchased by such secondary market lender, (E) the mortgagor engages in fraudulent conduct or misrepresentation, or (F) with respect to mortgage loans issued pursuant to the North Carolina Housing Finance Authority bond programs, the mortgagor fails to make timely payment of the first installment due under such mortgage loans.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Person" shall mean an individual, a partnership (including without limitation a joint venture), a limited liability company (including without limitation a joint venture), a corporation (including without limitation a joint venture), a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature (including without limitation a joint venture).

                  "Plan" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA or an affiliate of an employer as defined in Section 407(d)(7) of ERISA.

                  "Prime Rate" shall mean the rate of interest per annum announced by the Bank from time to time as its prime rate, with any change thereto effective as of the opening of business on the day of the change; the Prime Rate is not necessarily the best interest rate offered by the Bank.

                  "Prime Rate Loans" shall mean loans the rate of interest applicable to which is based on the Prime Rate.

                  "Purchase Commitment" shall mean a commitment from a secondary market lender acceptable to the Bank (the names and addresses of secondary market lenders acceptable to the Bank as of the effective date of this Agreement have been delivered to the Bank and certified by a Responsible Officer, and Financial shall update the list of secondary market lenders quarterly as set forth



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in subsection 5.11 hereof), pursuant to an agreement with Financial, either with respect to a particular mortgage loan or with respect to mortgage loans meeting specified criteria, to purchase such mortgage loan or loans without recourse (except for Mortgage Loan Repurchase Obligations) for an amount not less than the difference of (a) the face amount of the note evidencing such mortgage loan(s), minus (b) the sum of (i) the points agreed upon between Financial and such secondary market lender, and (ii) the amount of funds (for example, without limitation, escrow funds and origination fees), other than points, received by Financial at the loan closing from the mortgagor.

                  "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder.

                  "Requirement of Law" shall mean as to any Person, the Certificate (or Articles) of Incorporation, By-Laws (or Code of Regulations), Close Corporation Agreement (where applicable) or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, including without limitation all environmental laws, rules, regulations and determinations, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer" shall mean as to either of the Borrowers, the Chairman of the Board, Chief Executive Officer, President, a Senior Executive Vice President or a Senior Vice President of such Borrower and, with respect to financial matters, the chief financial officer, treasurer or controller of such Borrower, in each case acting in his or her capacity as such.

                  "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan (as such term is defined in ERISA).

                  "Subsidiary" shall mean as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

                  "Tangible Net Worth" shall mean at any date, with respect to Financial, the total of the capital stock (net of treasury stock, if any), paid in surplus, general contingency reserves and retained earnings (deficit), in each case determined in accordance with GAAP, minus the following items (without



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duplication of deductions), if any, appearing on Financial's balance sheet prepared in accordance with GAAP:

                  (a) The book amount of all deferred charges (including specifically deferred income taxes);

                  (b) The book amount of all assets which would be treated as intangibles under GAAP; and

                  (c) The amount of any write-up in the book value of any asset resulting from a revaluation thereof from the book value entered upon acquisition.

                  1.2 Other Definitional Provisions. (a) All terms defined in the Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

                  (b) As used herein, in the Note or in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements and amendments thereof; terms otherwise defined herein have the same meanings throughout the Agreement.

                  (d) "Hereunder," "herein," "hereto," "the Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; and the singular includes the plural and conversely.

                    SECTION 2. AMOUNT AND TERMS OF COMMITMENT

                  2.1 Commitment. Subject to the terms and conditions of the Agreement, the Bank agrees to make revolving credit loans (the "Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (a) Thirty Million and 00/100 Dollars ($30,000,000.00), or (b) ninety-five percent (95%) of the aggregate face amount of all Eligible Mortgage Loans in existence at such time. During the Commitment Period and as long as no Event of Default exists, the Borrowers may use the Commitment by borrowing, prepaying the Loans in whole or in part,



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and reborrowing, all in accordance with the terms and conditions hereof.

                  Subject to the terms and conditions of this Agreement (including the limitations on the availability of Eurodollar Rate Loans and including the termination of the Commitment as set forth in Section 7 hereof), the Loans may from time to time be (i) Eurodollar Rate Loans, (ii) Prime Rate Loans, or (iii) a combination thereof, as determined by the Borrowers, provided that no Loan shall be made as a Eurodollar Rate Loan after the day that is five days prior to the last day of the Commitment Period.

                  2.2 Note. The Loans made by the Bank pursuant hereto shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A attached hereto and made a part hereof (the "Note"), payable to the order of the Bank and evidencing the obligation of the Borrowers to pay the aggregate unpaid principal amount of the Loans made by the Bank, with interest thereon at a rate per annum equal to (i) in the case of Prime Rate Loans, the Prime Rate in effect from time to time minus one-half of one percent (1/2%) and (ii) in the case of Eurodollar Rate Loans if permitted hereunder at such time, the Eurodollar Rate determined for each such loan plus one and six tenths percent (1.60%), subject with respect to each of the aforesaid interest rates to the default interest rate provisions of subsection 2.6(c) hereof. Interest shall be payable in arrears and shall be due on the last day of each month, beginning with July 31, 1998, and continuing on the last day of each month thereafter, and on the last day of the Commitment Period. If not sooner paid, the entire principal amount of the Loans outstanding and any remaining unpaid interest on the Loans shall be due and payable on the last day of the Commitment Period. The Bank is hereby authorized to record electronically or otherwise the date and amount of each Loan disbursement made by the Bank and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute conclusive evidence, absent manifest error, of the accuracy of the information so recorded; provided, however, the failure of the Bank to make any such recordation(s) shall not affect the obligation of the Borrowers to repay outstanding principal, interest, or any other amount due hereunder or under the Note in accordance with the terms hereof and thereof. The Note shall (a) be dated as of the date hereof, (b) be stated to mature on the last day of the Commitment Period, and (c) bear interest from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at a rate per annum equal to (i) in the case of Prime Rate Loans, the Prime Rate in effect from time to time minus one-half of one percent (1/2%) and (ii) in the case of Eurodollar Rate Loans, the Eurodollar Rate determined for each such loan plus one and



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six-tenths percent (1.60%) subject with respect to each of the aforesaid interest rates to the default interest rate provisions of subsection 2.6(c) hereof.

                  2.3 Procedure for Borrowing. The Borrowers may borrow under the Commitment (subject to the limitations on the availability of Eurodollar Rate Loans) during the Commitment Period, provided the Borrowers shall give the Bank irrevocable telephonic or written notice (which notice must be received by the Bank prior to 3:00 P.M., Columbus, Ohio time for funding to be made that day) on or before the requested Borrowing Date, specifying (i) the date of the requested borrowing (which shall be a Business Day), (ii) the amount of the requested borrowing, (iii) whether the borrowing is to be of a Eurodollar Rate Loan, a Prime Rate Loan or a combination thereof and (iv) if the borrowing is to be entirely or partly of a Eurodollar Rate Loan, the amount of the Prime Rate Loan, if any, and the amount of the Eurodollar Rate Loan and the length of the initial Interest Period therefor. Each borrowing pursuant to the Commitment shall be in the principal amount (a) in the case of Prime Rate Loans, of $50,000.00 or any larger amount, and (b) in the case of Eurodollar Rate Loans, of $500,000.00 or any larger amount, provided, however, with respect to Prime Rate Loans and Eurodollar Rate Loans that no borrowing shall exceed the then undrawn amount of the Commitment. On the Borrowing Date, the Bank shall make available to the Borrowers the funds requested, subject to the satisfaction of the terms and conditions of the Agreement, by crediting the account of Financial on the books of the Bank at its 100 East Broad Street, Columbus, Ohio office with the funds requested. If for any reason the Bank is unable to make funds available to the Borrowers as aforesaid, the Bank shall notify the Borrowers immediately. The provisions for conversion and continuation of the Loans are set forth in subsection 2.9.

                  2.4 Commitment Fee. The Borrowers agree to pay to the Bank a commitment fee for the Commitment Period, computed at the rate of one-quarter of one percent (1/4%) per annum on the average daily unused amount of the Commitment of the Bank during the Commitment Period, payable quarterly in arrears and due on the last day of each September, December, March and June and on the last day of the Commitment Period, commencing on the first of such dates to occur after the date hereof.

                  2.5 Termination or Reduction of Commitment. (a) The Borrowers shall have the right, upon not less than five Business Days' written notice to the Bank, to terminate the Commitment or, from time to time (and so long as no Default exists), reduce the amount of the Commitment, provided that
(i) any such reduction shall be accompanied by prepayment of the Loans made hereunder, together with accrued interest on the amount so prepaid to the



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date of such prepayment, to the extent, if any, that the amount of such Loans then outstanding exceeds the amount of the Commitment as then reduced, and (ii) any such termination of the Commitment shall be accompanied by prepayment in full of the Loans then outstanding hereunder, together with accrued interest thereon to the date of such prepayment, the payment of any unpaid commitment fee then accrued hereunder and, if a Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to Subsection 2.13, Indemnity. Any such reduction shall be in the amount of $1,000,000.00 or a whole multiple of $100,000.00 in excess thereof and shall reduce permanently the amount of the Commitment then in effect.

                  2.6      Computation of Interest and Fees; Default Interest.

                           (a) Commitment fees on the Commitment and interest in
                  respect of the Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on the Note resulting from a change in the Prime Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Prime Rate or the Eurocurrency Reserve Requirements shall become effective, without notice to the Borrowers; however, the Bank shall give the Borrowers prompt notice of all changes in the Prime Rate or the Eurodollar Reserve Requirements.

                           (b) Each determination of an interest rate by the
                  Bank pursuant to the Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

                           (c) If all or a portion of the principal amount of
                  any of the Loans made hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on any Loan, shall, without limiting any other rights of the Bank, bear interest at a rate per annum which is the sum of (i) one percent (1.0%), and (ii) the rate which would otherwise be applicable thereto, from the date of such non-payment until paid in full (before, as well as after, judgment).

                  2.7 Extension of Commitment Period. At any time during the sixty days immediately preceding the last day of the



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Commitment Period, the Bank in its sole discretion may elect to extend the
Commitment Period for a period not to exceed 360 days by written notice from the Bank to the Borrowers which written notice shall include the number of days by which the Commitment Period shall be extended. Each notice granting an extension shall be attached to the Note and shall constitute an amendment extending the Commitment maturity date of the Note by the number of days specified in the notice. If the Bank does not elect to extend the Commitment Period, the Bank shall not be required to give notice to the Borrowers of such election not to extend. If the Borrowers have not received notice from the Bank as stated herein that the Bank has elected to extend the Commitment Period by one year, the Commitment Period shall be deemed not to have been extended.

                  2.8 Use of Proceeds. The proceeds of the initial Loan made hereunder shall be used by the Borrowers to pay in full the obligations outstanding under the 1997 Credit Agreement. Upon the Borrowers' irrevocable payment in full of the obligations outstanding under the 1997 Credit Agreement, the Bank shall cancel the 1997 Credit Agreement and the promissory note related to the 1997 Credit Agreement. The remaining proceeds of the initial Loan made hereunder and the proceeds of subsequent Loans made hereunder shall be used by the Borrowers for lawful purposes in Financial's business.

                  2.9      Conversion and Continuation Options.

                  (a) The Borrowers may elect from time to time to convert outstanding Loans from Eurodollar Rate Loans to Prime Rate Loans by giving the Bank at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Rate Loans may only be made on the last day of an Interest Period with respect thereto. Subject to the limitations on the availability of Eurodollar Rate Loans, the Borrowers may elect from time to time to convert outstanding Loans from Prime Rate Loans to a Eurodollar Rate Loan by giving the Bank telephonic or written notice (the "Notice of Conversion") at least two Business Days prior to the requested date for the conversion, which Notice of Conversion shall specify (i) the date for the conversion, (ii) the aggregate amount of Prime Rate Loans to be converted and (iii) the length of the initial Interest Period for such Eurodollar Rate Loan. Each conversion from Prime Rate Loans to a Eurodollar Rate Loan shall be in the principal amount of $500,000.00 or any larger amount. All or any part of outstanding Eurodollar Rate Loans and Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Bank otherwise consents) no Prime Rate Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) no Prime

Rate Loan may be converted into a Eurodollar Rate Loan after the date that is five days prior to the last day of the Commitment Period.

                  (b) Subject to the limitations on the availability of Eurodollar Rate Loans, any Eurodollar Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving the Bank telephonic or written notice, at least two Business Days prior to the last day of the then current Interest Period, and which notice shall specify (i) the amount of the Eurodollar Rate Loans to be continued as such and (ii) the length of the Interest Period for such Eurodollar Rate Loans. All or any part of outstanding Eurodollar Rate Loans may be continued as provided herein, provided that (i) (unless the Bank otherwise consents) no Eurodollar Rate Loan may be continued when any Default or Event of Default has occurred and is continuing and (ii) no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan after the date that is five days prior to the last day of the Commitment Period.

                  2.10 Inability to Determine Interest Rate. If by reason of circumstances affecting the relevant market adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, any Eurodollar Rate Loans requested to be made shall be made as Prime Rate Loans.

                  2.11 Illegality; Impracticability. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful, or if compliance by the Bank with any request or directive (whether or not having the force of law) from any Governmental Authority occurring after the date hereof shall make it impracticable for the Bank to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, the commitment of the Bank hereunder to make Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for the Bank to make or maintain Eurodollar Rate Loans, the Bank shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and the Bank's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 2.13, Indemnity.

                  2.12 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Bank or compliance by the Bank with any request or directive (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof:

                    (a) shall (i) subject the Bank to any tax of any kind whatsoever with respect to any Eurodollar Rate Loans made by it or its obligation to make Eurodollar Rate Loans or change the basis of taxation of payments to the Bank in respect thereof, (ii) change any franchise tax or any tax measured by or imposed upon the overall net income of the Bank or (iii) change any branch tax or any tax measured by or imposed upon overall capital or net worth of the Bank;

                    (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, the Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                    (c) shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making Eurodollar Rate Loans or to reduce any amount receivable hereunder in respect thereof, then the Borrowers shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable; in addition, in any such case, the Borrowers may elect to convert the Eurodollar Rate Loans made by the Bank hereunder to Prime Rate Loans in which case the Borrowers shall promptly pay to the Bank, upon demand, without duplication, such amounts, if any, as may be required pursuant to subsection 2.13.

                  2.13 Indemnity. The Borrowers agree to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur (other than through the Bank's gross negligence or willful misconduct) as a consequence of the Borrowers' making a prepayment of a Eurodollar Rate Loan on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand or otherwise). Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment to the last day of the applicable Interest Period in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

                  In order to induce the Bank to enter into the Agreement and to make the Loans herein provided for, the Borrowers hereby covenant, represent and warrant, jointly and severally, to the Bank that on the date hereof:

                  3.1 Financial Statements. Financial has heretofore furnished to the Bank the balance sheet of Financial as of December 31, 1997, and the related audited statements of income and retained earnings and of changes in cash flows for the fiscal year of Financial then ended, certified by Deloitte & Touche, independent public accountants. Such financial statement fairly presents the financial condition of Financial as of the date thereof and the results of the operations of Financial for the period then ended, and from December 31, 1997 to the date hereof, there has been no material adverse change in such condition.

                  3.2 Corporate Existence; Compliance with Law. Each of the Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to conduct the business in which it is currently engaged, (c) is qualified as a foreign corporation under the laws of any jurisdiction where the failure to so qualify would have a material adverse effect on the business of such Borrower, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of such Borrower and would not materially adversely affect the ability of such Borrower to perform its obligations under the Agreement and the Note.

                  3.3 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrowers has the corporate power and authority to make, deliver and perform the Agreement and the Note and to borrow hereunder and has taken all corporate action necessary to be taken by it to authorize the borrowings on the terms and conditions of the Agreement and the Note and to authorize the execution, delivery and performance of the Agreement and the Note. No consent, waiver or authorization of, or filing with, any Person (including without limitation any Governmental Authority), is required to be made or obtained by either of the Borrowers in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of the Agreement and the Note. The Agreement has been, and the Note will be, duly executed and delivered on behalf of each of the Borrowers and the Agreement constitutes, and the Note when executed and delivered hereunder will constitute, a legal, valid and binding obligation of each of the Borrowers enforceable against each of the Borrowers in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.

                  3.4 No Legal Bar. The execution, delivery and performance of the Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof do not and will not violate any Requirement of Law or Contractual Obligation of either of the Borrowers and do not and will not result in, or require, the creation or imposition of any Lien on any of the properties of either of the Borrowers or their respective revenues pursuant to any Requirement of Law or Contractual Obligation.

                  3.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrowers, threatened by or against either of the Borrowers or against any of their respective properties or revenues (a) with respect to the Agreement or the Note or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of either of the Borrowers.

                  3.6 Regulation U. Neither of the Borrowers is engaged in, nor will either of them engage in, principally or as one of its important activities, the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors. If requested by the Bank, the Borrowers will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

                  3.7 Investment Company Act. Neither of the Borrowers is an "investment company" or a company "controlled" by an

"investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  3.8 Disclosure. No representations or warranties made by either of the Borrowers in the Agreement or in any other document furnished from time to time in connection herewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

                  3.9      Subsidiary Information. Financial has no
Subsidiaries.


                         SECTION 4. CONDITIONS PRECEDENT

                  4.1 Conditions to Initial Loan. The obligation of the Bank to make its initial disbursement under the Loans on the first Borrowing Date is subject to the satisfaction of the following conditions precedent on or prior to such date:

                           (a) Note. The Bank shall have received the Note,
                  conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of each of the Borrowers.

                           (b) Legal Opinions of Counsel to the Borrowers. The
                  Bank shall have received an executed legal opinion of Paul S. Coppel, General Counsel of M/I Schottenstein Homes, Inc., dated the date hereof and addressed to the Bank, substantially in the form of Exhibit B hereto, and otherwise in form and substance satisfactory to the Bank and covering such other matters incident to the transactions contemplated hereby as the Bank and its counsel may reasonably require.

                           (c) Corporate Proceedings of the Borrowers. The Bank
                  shall have received a copy of the resolutions (in form and substance satisfactory to the Bank) of the sole shareholder (M/I Homes) of Financial and of the Executive Committee of the Board of Directors of M/I Homes authorizing (i) the execution, delivery and performance of the Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the borrowings herein provided for, and (iv) the execution, delivery and performance of the Note and the other documents provided for in the Agreement, all certified by the Secretary or the Assistant Secretary of each of the Borrowers as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

                           (d) Incumbency Certificate of the Borrowers. The Bank
                  shall have received a certificate of the Secretary or an Assistant Secretary of each of the Borrowers, dated the date hereof, as to the incumbency and signature of the officers of each of the Borrowers executing the Agreement, the Note and any certificate or other documents to be delivered pursuant hereto or thereto.

                           (e) No Proceedings or Litigation; No Injunctive
                  Relief. No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced and no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened, against either of the Borrowers or any of the officers or directors of either of the Borrowers seeking to restrain, prevent or change the transactions contemplated by the Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by the Agreement or seeking damages in connection with such transactions.

                           (f) Consents, Licenses, Approvals, etc. The Bank
                  shall have received true copies (certified to be such by the Borrowers or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of the Agreement and the Note, if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, would have a material adverse effect on either of the Borrowers or would adversely affect the validity or enforceability of any of the foregoing documents, and approvals obtained shall be in full force and effect and be satisfactory in form and substance to the Bank.

                           (g) Compliance with Law. Neither of the Borrowers
                  shall be in violation in any material respect of any applicable statute, regulation or ordinance, including without limitation statutes, regulations or ordinances relating to environmental matters, of any governmental entity, or any agency thereof, in any respect materially and adversely affecting the business, property, assets, operations or condition, financial or otherwise, of either of the Borrowers.

                           (h) No Default or Event of Default. No Default or
                  Event of Default shall have occurred and be continuing hereunder prior to or after giving effect to the making of the initial disbursement of the Loans hereunder.

                           (i) No Material Adverse Change. There shall have been
                  no material adverse change in the financial condition or business or operations of Financial from the date of Financial's December 31, 1997 audited financial statements to the first Borrowing Date.

                           (j) Hedging Policy. The Bank shall have received
                  Financial's policy with respect to hedging transactions, a copy of which shall be attached hereto as Exhibit E (the "Hedging Policy"), certified by a Responsible Officer.

                           (k) Additional Matters. All corporate and other
                  proceedings and all other documents and legal matters in connection with the transactions contemplated by the Agreement and the Note shall be satisfactory in form and substance to the Bank and its counsel.

                  4.2 Conditions to All Loans. The obligation of the Bank to make any Loan hereunder on any date (including without limitation the first Borrowing Date) is subject to the satisfaction of the following conditions precedent as of such date:

                           (a) Representations and Warranties. The
                  representations and warranties made by each of the Borrowers in the Agreement and any representations and warranties made by each of the Borrowers which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such loan as if made on and as of such date unless stated to relate to a specific earlier date.

                           (b) No Default or Event of Default. No Default or
                  Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such date.

Each borrowing by the Borrowers under the Agreement shall constitute a representation and warranty by each of the Borrowers as of the date of such borrowing that the conditions contained in the foregoing paragraphs (a) and (b) of this subsection 4.2 have been satisfied.


                        SECTION 5. AFFIRMATIVE COVENANTS

                  The Borrowers hereby agree, jointly and severally, that, from the date hereof and so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, Financial shall (and, in the case of subsection 5.6(e)hereof, M/I Homes shall also):

                  5.1      Financial Statements.  Furnish to the Bank:

                           (a) as soon as available, but in any event within 90
                  days after the end of each fiscal year of Financial, a copy of the audited balance sheet of Financial as at the end of such year and the related audited statements of income and retained earnings and cash flows for such year, together with the opinion of independent certified public accountants of nationally recognized standing, which opinion shall not contain a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or qualification which would affect the computation of financial covenants contained herein other than a qualification for consistency due to a change in the application of GAAP with which Financial's independent certified public accountants concur; and

                           (b) as soon as available, but in any event not later
                  than 45 days after the end of each monthly accounting period, the unaudited balance sheet of Financial as at the end of each such month and the related unaudited statements of income and retained earnings of Financial for such month and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Financial as being fairly stated in all material respects.

All such financial statements required by this subsection 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), that such financial statements need not contain footnotes).

                  5.2      Certificates; Other Information. Furnish to the Bank:

                           (a) concurrently with the delivery of each financial
                  statement referred to in subsection 5.1(a) above and each financial statement referred to in subsection 5.1(b) above, a summary in form and substance satisfactory to the Bank of the hedging investments described in subsection 6.5(vi) hereof, and a certificate of a Responsible Officer of Financial (in the form of Exhibit C or such other form as shall be reasonably acceptable to the Bank) stated to have been made after due examination by such Responsible Officer (i) stating that, to the best of such officer's knowledge, Financial during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the Note to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsections 5.7, 5.8, 5.9, 6.3 and 6.5;

                           (b) as soon as available, but in any event not later
                  than 20 days after the end of each monthly accounting period, a borrowing base certificate in the form of Exhibit D attached hereto and made a part hereof, certified by a Responsible Officer of Financial as being accurate in all material respects;

                           (c) promptly upon receipt thereof, copies of all
                  final reports submitted to Financial by independent certified public accountants in connection with each annual, interim or special audit of the books of Financial made by such accountants, including without limitation any final comment letter submitted by such accountants to management in connection with their annual audit; and

                           (d) promptly, on reasonable notice to Financial, such
                  additional financial and other information as the Bank may from time to time reasonably request.

                  5.3 Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law, except to the extent that the failure to take such actions or comply with such Contractual Obligations and Requirements of Law would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Financial.

                  5.4 Maintenance of Property, Insurance. Keep all property useful in and necessary to its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, general liability and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Bank, upon written request, full information as to the insurance carried.

                  5.5 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit representatives of the Bank to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of Financial with officers and employees of Financial and, if notice thereof is given to the Borrowers prior to the date of such discussions, with its independent certified public accountants. The Bank shall keep confidential the information it receives pursuant to subsection 5.2 hereof and this subsection 5.5, provided that the Bank may disclose such information to its regulators, auditors and counsel on a need to know basis, and the Bank must disclose such information if required to do so by law (including without limitation by judicial or administrative process).

                  5.6      Notices. Promptly give notice to the Bank:

                           (a) of the occurrence of any Default or Event of
                  Default;

                           (b) of any (i) default under any other Contractual
                  Obligation that would enable the obligee of the Contractual Obligation to compel Financial to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and would have a material adverse effect on Financial, or (ii) litigation, investigation or proceeding which may exist at any time between Financial and any Governmental Authority, which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Financial;

                           (c) of any litigation or proceeding affecting
                  Financial (i) (A) in which the amount involved is $100,000.00 or more and not covered by insurance, or (B) which, in the reasonable opinion of a Responsible Officer of Financial, would, if adversely determined, have a material adverse effect on Financial, or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of Financial, would, if adversely determined, have a material adverse effect on Financial;

                           (d) of the following events, as soon as possible and
                  in any event within 30 days after Financial knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan with respect to which the PBGC has not waived the 30 day reporting requirement, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Financial or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to the PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to the Bank whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Financial setting forth details as to such Reportable Event and the action that Financial or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

                           (e) of a material adverse change in the business,
                  operations, property or financial or other condition of Financial or M/I Homes.

Each notice pursuant to this subsection 5.6 shall be accompanied by a statement of the chief executive officer or chief financial officer or other Responsible Officer of Financial setting forth details of the occurrence referred to therein and stating what action Financial proposes to take with respect thereto. For all purposes of clause (d) of this subsection 5.6, Financial shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan if such Plan is a Single Employer Plan.

                  5.7 Maintenance of Tangible Net Worth. Maintain at all times its Tangible Net Worth in an amount equal to at least $3,500,000.00.

                  5.8 Maintenance of Liabilities to Tangible Net Worth Ratio. Maintain at all times a ratio of Liabilities to Tangible Net Worth not in excess of 10.0 to 1.0.

                  5.9 Maintenance of EBIT to Interest Expense Ratio. Maintain a ratio of EBIT to Interest Expense, determined as of the end of each monthly accounting period of each fiscal year and as of the end of each fiscal year, on a rolling 12 month basis (with the period of determination being the 12 month period ending on the date as of which such determination is made), of not less than 1.50 to 1.0.

                  5.10 Collateral. Promptly provide to the Bank, at any time and from time to time as the Bank may request in its sole discretion, a first priority security interest in all of Financial's then existing or thereafter acquired mortgage notes receivable and all proceeds thereof as security for the Borrowers' obligations to the Bank under this Agreement and the Note, and promptly execute and deliver all such documentation (including without limitation Financial's mortgage notes receivable) as the Bank shall reasonably request to perfect the Bank's security interest in such collateral.

                  5.11 Secondary Market Lenders. (a) Provide to the Bank on the first Business Day of each calendar quarter, commencing on July 1, 1998, and continuing on the first Business Day of each January, April, July and October thereafter, for the Bank's review and approval, the current list of secondary market lenders that purchase mortgage loans from Financial, and (b) by the end of such calendar quarter, remove from the list and cease to sell mortgage loans to any secondary market lender that is not acceptable to the Bank in the Bank's sole discretion.


                          SECTION 6. NEGATIVE COVENANTS

                  The Borrowers hereby agree, jointly and severally, that, from the date hereof and so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, Financial shall not, directly or indirectly:

                  6.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (other than purchases on open account in the ordinary course of Financial's business) except for (a) Indebtedness evidenced by this Agreement and the Note, (b) Indebtedness for which Liens are permitted pursuant to subsection 6.2(g) hereof, provided that the aggregate amount of such Indebtedness does not exceed the amount of the Liens permitted by subsection 6.2(g), and (c) unsecured Indebtedness of Financial to M/I Homes for loans and advances from M/I Homes and for property and services provided by M/I Homes.

                  6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

                           (a) Liens, if any, in favor of the Bank including
                  without limitation Liens on mortgage notes receivable;

                           (b) Liens for taxes and special assessments not yet
                  due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Financial in accordance with GAAP;

                           (c) Carriers', warehousemen's, materialmen's,
                  mechanics', repairmen's, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Financial in accordance with GAAP;

                           (d) pledges or deposits in connection with workers'
                  compensation, unemployment insurance and other social security legislation;

                           (e) Liens of landlords, arising solely by operation
                  of law, on fixtures and moveable property located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due;

                           (f) Liens arising as a result of a judgment or
                  judgments against Financial which do not in the aggregate exceed $200,000.00 at any time outstanding, which are being diligently contested in good faith, which are not the subject of any attachment, levy or enforcement proceeding, and as to which appropriate reserves have been established in accordance with GAAP;

                           (g) Liens to secure purchase money obligations and
                  capitalized leases, provided that the aggregate amount of the obligations secured by such Liens shall not exceed $250,000.00 at any time; and

                           (h) Liens in connection with the purchase and pledge
                  by Financial, in making first mortgage loans permitted hereunder, of certificates of deposits to investors purchasing such first mortgage loans, in accordance with, and subject to the limitations set forth in, subsection 6.3 hereof.

                  6.3 Prohibition on Contingent Obligations. Agree to or assume, guarantee, indorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any Contingent Obligation, including but not limited to Contingent Obligations incurred as a result of sales of any notes with recourse or as a general partner in a partnership; provided, however, that in making first mortgage loans permitted hereunder, Financial may, in lieu of requiring down payments from mortgagors, purchase and pledge to investors purchasing such first mortgage loans certificates of deposit in an aggregate amount not to exceed $2,500,000.00.

                  6.4 Prohibition on Fundamental Changes. Enter into any transaction of merger, consolidation, amalgamation or reorganization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or make any material change in the method by which it conducts business.

                  6.5 Limitation on Investments. Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of, any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (all such transactions being herein called "investments") except for (i) first mortgage loans made in the ordinary course of Financial's business to natural persons for the purchase of residential real property, (ii) second mortgage loans made in the ordinary course of Financial's business to natural persons for the purchase of residential real property, provided that such second mortgage loans (A) shall be made only in connection with a specific financing program to natural persons who have a first mortgage loan from Financial with respect to the same real property, and (B) shall not exceed $4,000,000.00 in aggregate at any one time outstanding, (iii) first mortgage loans made in the ordinary course of Financial's business to natural persons for the purpose of re-financing an existing first mortgage loan, provided that the amount of such re-financing mortgage loans shall not exceed $5,000,000.00 in aggregate at any one time outstanding, (iv) investments in Cash Equivalents, (v) investments in Fannie Mae stock to the extent required for Financial to sell mortgages to Fannie Mae, but the amount of such investments in Fannie Mae stock shall in no event exceed $100,000.00, (vi) investments in the ordinary course of Financial's business in standard instruments hedging against interest rate risk incurred in the origination and sale of mortgage loans, in each case matching a hedging instrument or instruments to specific mortgages or specific groups of mortgages, but in no event including investments in futures contracts, options contracts or other derivative investment vehicles acquired as independent investments, and (vii) loans and advances to M/I Homes; provided, however, that nothing in this subsection 6.5 shall prohibit or otherwise restrict Financial from purchasing and pledging certificates of deposit in accordance with, and subject to the limitations set forth in, subsection 6.3 hereof.

                  6.6 Prohibition on Subsidiaries. Create or form any Subsidiaries.

                  6.7 Prohibition on Change in Hedging Policy. Amend or modify Financial's policy with respect to hedging transactions from the Hedging Policy provided to the Bank pursuant to subsection 4.1(j) hereof and attached hereto as Exhibit E.


                     SECTION 7. DEFAULTS, EVENTS OF DEFAULT

                  Upon the occurrence of any of the following events:

                  (1) the Borrowers shall fail to pay any principal of the Note when due in accordance with the terms thereof; or

                  (2) the Borrowers shall fail to pay any interest on the Note or any fee, charge, reimbursement or other amount payable hereunder, within three days after the Bank notifies the Borrowers that such interest, fee or amount has become due in accordance with the terms thereof or hereof and has not been paid; or

                  (3) any representations or warranty made or deemed made by the Borrowers herein or which is contained in any certificate, document or financial or other written statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (4) (a) Financial shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Financial shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Financial any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against Financial any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Financial shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Financial shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (5) Financial shall default in (a) the observance or performance of any covenant or agreement contained in subsection 5.6, 5.10 or subsection 6.7 herein or shall fail to comply with the limitations of subsection 6.5(vi) herein, (b) the observance or performance of any covenant or agreement contained in any other provision of Section 6 or in any provision of subsections 5.1, 5.2, 5.7, 5.8, 5.9 and 5.11 herein and such default remains uncured ten days after the Bank notifies the Borrowers that such default has occurred, or
(c) the observance or performance of any other covenant or agreement contained herein, which default shall remain unremedied for 30 days after the Borrowers receive written notice from the Bank that such a default has occurred, which notice shall specify the nature of the default; or

                  (6) (a) any Person affiliated with Financial shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any

"accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event remains unremedied for 30 days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, such proceedings continue for 30 days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (e) any other event or condition shall occur or exist with respect to a Single Employer Plan, and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could subject Financial to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Financial; or

                  (7) one or more judgments or decrees shall be entered against Financial involving in the aggregate a liability (not covered by insurance) of $200,000.00 or more and all such judgments or decrees in excess of $200,000.00 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (8) M/I Homes shall cease to own directly one hundred percent (100%) of all of the issued and outstanding stock of Financial; or

                  (9) any borrowing base certificate required to be furnished to the Bank in accordance with subsection 5.2(b) hereof indicates that the principal amount of the Loans then outstanding exceeds the Commitment then permitted hereunder and, within five calendar days after the delivery of such borrowing base certificate to the Bank, the Borrowers have not cured this event by (a) the reduction of the principal amount of the Loans then outstanding to an amount not in excess of the Commitment then permitted hereunder, or (b) the delivery to the Bank of a more current borrowing base certificate that demonstrates that the principal amount of the Loans outstanding as of the date of such borrowing base certificate is not in excess of the Commitment permitted hereunder at such time; or

                  (10) there is a Default or an Event of Default (as those terms are defined in the M/I Homes Loan Agreement) under the M/I Homes Loan Agreement or any one or more of the Notes (as that term is defined in the M/I Homes Loan Agreement), M/I Homes defaults with respect to any other Indebtedness or Contractual Obligation or Contingent Obligation and the Bank in its reasonable discretion deems such default material, or Financial defaults on its Guaranty of the M/I Homes Loan Agreement; or

                  (11) the M/I Homes Loan Agreement is terminated, voluntarily or involuntarily, for any reason, or the Bank shall cease to be a Bank (as that term is defined in the M/I Homes Loan Agreement) under the M/I Homes Loan Agreement;

then, and in any such event, (a) if such event is an Event of Default specified in subsection 7(4) above, automatically the Commitment, if still outstanding, shall immediately terminate and the Loans hereunder (with accrued interest thereon), and all other amounts owing under the Agreement or the Note shall immediately become due and payable, and (b) if such event is any other Event of Default and is continuing, either or both of the following actions may be taken:
(i) the Bank may, by notice to the Borrowers, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and
(ii) the Bank may, by notice of default to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under the Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this
Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.


                            SECTION 8. MISCELLANEOUS

                  8.1 Amendments and Waivers. The Bank and the Borrowers may, from time to time, enter into written amendments, supplements or modifications for the purpose of adding any provisions to the Agreement or the Note or changing in any manner the rights of the Bank or the Borrowers hereunder or thereunder, and the Bank may execute and deliver to the Borrowers a written instrument waiving, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of the Agreement or the Note or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrowers, the Bank, and all future holders of the Note. In the case of any waiver, the Borrowers and the Bank shall be restored to their former position and rights hereunder and under the outstanding Note, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy or other electronic facsimile and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the United States Mail, Registered or Certified, Return Receipt Requested, postage prepaid, or, in the case of telecopy or other electronic facsimile notice, when receipt thereof is confirmed by sender's electronic facsimile machine, addressed as follows in the case of the Borrowers and the Bank, or to such address or other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

            Financial:                      M/I Financial Corp.
                                            3 Easton Oval
                                            Columbus, Ohio 43219
                                            Attention: Kerrii B. Anderson
                                            Facsimile: (614) 418-8080

            with a copy to:                 Paul S. Coppel, Esq.
                                            M/I Schottenstein Homes, Inc.
                                            3 Easton Oval
                                            Columbus, Ohio 43219
                                            Facsimile: (614) 418-8030

            M/I Homes:                      M/I Schottenstein Homes, Inc.
                                            3 Easton Oval
                                            Columbus, Ohio 43219
                                            Attention: Robert H. Schottenstein,
                                            with a copy to Phillip G. Creek
                                            Facsimile: (614) 418-8080
                                            with a copy to Paul S. Coppel, Esq.
                                            Facsimile: (614) 418-8030

            The Bank:                       Bank One, NA
                                            100 East Broad Street
                                            7th Floor
                                            Columbus, Ohio 43271
                                            Attention: Thomas D. Igoe
                                            Facsimile: (614) 248-5518

                  8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  8.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of the Agreement and the Note and shall remain in full force and effect until the Agreement is terminated and all indebtedness created or evidenced by the Agreement or the Note is paid in full.

                  8.5 Payment of Expenses and Taxes. The Borrowers agree, jointly and severally,

                           (a) to pay or reimburse the Bank for all of its
                  out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Agreement, the Note, and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation the reasonable fees and disbursements of counsel to the Bank, and

                           (b) to pay or reimburse the Bank for all of its costs
                  and expenses incurred in connection with the enforcement or preservation of any rights under the Agreement, the Note, and any such other documents, including without limitation the fees and disbursements of counsel to the Bank.

                  8.6 Obligations Joint and Several. The obligations of the Borrowers under the Agreement, the Note and any documents related hereto or thereto are joint and several.

                  8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, all future holders of the Note and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their respective rights or obligations under the Agreement without the prior written consent of the Bank.

                  8.8 Adjustments; Set-off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with the Agreement, the Bank shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of either or both of the Borrowers to the Bank, any amount held by or owing from the Bank to or for the credit or the account of either or both of the Borrowers at, or at any time after, the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by the Bank against either or both of the Borrowers or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of either or both of the Borrowers or against anyone else claiming through or against either or both of the Borrowers or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor, notwithstanding the fact that such right of set off shall not have been exercised by the Bank prior to the making, filing or issuance of or service upon the Bank of, or of notice of, any such petition, assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. The Bank agrees promptly to notify the Borrowers after any such set off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set off and application.

                  8.9 WAIVER OF JURY TRIAL. THE BORROWERS AND THE BANK, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THE AGREEMENT, THE NOTE OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER OF THE BORROWERS NOR THE BANK SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER OF THE BORROWERS OR THE BANK EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

                  8.10 Counterparts; Effective Date. The Agreement may be executed by one or more of the parties to the Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The Agreement shall become effective upon the receipt by the Bank of executed counterparts of the Agreement by each of the parties hereto.

                  8.11 Governing Law. The Agreement, the Note and the rights and obligations of the parties under the Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the local laws of the State of Ohio.

                  8.12 Headings. The headings of the Sections and subsections of the Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers to be effective as of the day and year first above written.


BANK ONE, NA                                M/I FINANCIAL CORP.


By___________________________               By____________________________
  Thomas D. Igoe                              Paul S. Rosen
  Title:  Senior Vice President               Title: President



                                            M/I SCHOTTENSTEIN HOMES, INC.


                                            By____________________________
                                              Robert H. Schottenstein
                                              Title: President and
                                              Assistant Secretary